EXHIBIT 99.1

     Bion’s Nutrient Credit Verification Plan and Full Water Quality Management Permit for Kreider Dairy Farm System Approved by Pennsylvania Department of Environmental Protection

August 1, 2012. New York, New York. Bion Environmental Technologies, Inc. (OTC BB/QB: BNET) announced today that the Pennsylvania Department of Environmental Protection (PA DEP) issued a final and full Water Quality Management Permit for Bion’s micro-aerobic livestock waste treatment facility located at the Kreider Dairy Farm in Manheim, Lancaster County, Pennsylvania. The full WQMP replaces the ‘Water Quality Management Experimental Permit’ issued by the PA DEP to Bion prior to the construction of the Kreider facility. Incorporated within the permit is Bion’s verification plan approval which spells out the sampling and reporting requirements for the issuance of verified credit reductions from the PA DEP.

The full WQMP and verification plan approval is a significant milestone that enables Bion to be a participating seller of credits in the PENNVEST nutrient credit trading program. At its March 2012 credit auction, PA adopted a requirement that credits be ‘verified’ in order to qualify for inclusion in its trading program. Eligibility for PA’s trading program demonstrates that the credit generation process meets EPA’s guidelines for meeting the tests of real and measurable reductions. The requirement that all credits included in the PA trading program be verified has created a standardized commodity that can be priced and traded. The various existing market segments, such as regulated and unregulated, point source and non-point source and public and private, have now been consolidated into a single tradable commodity---verified credits.

This is a major paradigm shift that provides all stakeholders with certainty that the stated nutrient reductions are real and measurable and will facilitate trading across existing designated sector groups by establishing a universal standard.   Such a market-based approach works in the opposite manner of the past/current approach of mandated sector allocations, which contains inherent cost drivers resulting from required reductions from each individual market sector, irrespective of individual sector cost, to produce the mandated reductions.

The adoption of a verified credit standard by Pennsylvania has initially created a commodity that will lead to commodity pricing to comply with the state’s Chesapeake Bay Total Maximum Daily Load (TMDL) mandate. Bion believes that verified credits will become a national standard for both intra- and interstate trading programs across the Mississippi River Basin, Great Lakes and many other watersheds. The verified credit standard provides the foundation for both certainty and least-cost alternative solutions for all tax and rate payers. As the market for nutrient trading matures and anticipated policy changes occur to make for a transparent and competitive platform, Bion approved verification plan status is another critical step in positioning itself to be able to supply a large and ready market with verified credits.

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Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy.

Bion recently installed its next-generation dairy waste treatment system at Kreider Dairy Farms, a 1,200 cow dairy facility in Lancaster County, Pennsylvania.  The system was installed to reduce ammonia emissions and nitrogen and phosphorus discharges, as well as greenhouse gases, odors, pathogens and other pollutants that impact both the Chesapeake Bay and local waters.  For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct